UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2008

MISCOR Group, Ltd.
(Exact name of registrant as specified in its charter)

Indiana	333-129354	20-0995245
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1125 South Walnut Street, South Bend, Indiana		46619
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (574) 234-8131

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 20, 2008, MISCOR Group, Ltd., an Indiana corporation (“MISCOR”), entered into an Employment Agreement (the “Agreement”) with Richard A. Tamborski, MISCOR’s Executive Vice President and Chief Operating Officer.  Mr. Tamborski is also a director of MISCOR.  The Agreement is effective as of January 14, 2008, and has an initial three-year term.  Upon the expiration of the initial three-year term, the Agreement will be automatically extended for successive one-year periods unless (i) at least three months written notice of termination or intent to renegotiate is given by either party prior to the end of the initial term or any anniversary date thereafter, or (ii) the Agreement is earlier terminated due to Mr. Tamborski’s termination of employment, retirement, death, or disability.

Under the Agreement, Mr. Tamborski will receive an annual base salary of $200,000.  MISCOR also will establish an incentive program for Mr. Tamborski that will allow for an annual incentive bonus of up to 30% of his base salary, payable quarterly within 60 days after the end of each quarter.  The incentive bonus will be based on performance criteria to be determined jointly by MISCOR and Mr. Tamborski.  MISCOR also will provide Mr. Tamborski with a car allowance of $750 per month and a company fuel card.  The Agreement also ratifies the previous grant to Mr. Tamborski on February 7, 2008, of options to purchase 8,000 shares of MISCOR’s common stock granted under MISCOR’s 2005 Stock Option Plan and 4,000 shares of restricted stock granted under MISCOR’s Restricted Stock Purchase Plan.

Mr. Tamborski is entitled to receive the following severance benefits if his employment is terminated due to his death or disability, is terminated by MISCOR for Cause (as defined in the Agreement), or is terminated by Mr. Tamborski without Good Reason (as defined in the Agreement): his unpaid base salary through the date of termination (plus accrued vacation time), and MISCOR will continue to honor any vested obligations under MISCOR’s benefit plans applicable to Mr. Tamborski.

If Mr. Tamborski’s employment is terminated by MISCOR without Cause or is terminated by Mr. Tamborski for Good Reason, then Mr. Tamborski will receive his unpaid base salary through the end of the month during which termination occurs (plus accrued vacation time), plus base salary for two years, plus an amount, payable over two years, equal to the most recent incentive bonus received by Mr. Tamborski prorated for the portion of the year for which Mr. Tamborski was employed or, if greater, the amount that would be due under the incentive bonus plans applicable to Mr. Tamborski for the then current year calculated as of the date of termination, less any incentive bonus previously received for the current year.  MISCOR also will maintain for Mr. Tamborski, for one year, all employee benefit plans in which Mr. Tamborski was entitled to participate immediately prior to his termination, and MISCOR will pay up to $10,000 of outplacement services costs on behalf of Mr. Tamborski.

Mr. Tamborski is bound by noncompetition and nonsolicitation provisions that restrict him from competing with or soliciting customers or employees of MISCOR or any of its subsidiaries or affiliated entities for up to a maximum of two years following the date of his termination of employment.  The Agreement also imposes confidentiality restrictions on Mr. Tamborski and requires the compulsory assignment to MISCOR of all intellectual property produced by Mr. Tamborski during the term of his Agreement and for one year after his termination.

A copy of Mr. Tamborski’s Agreement is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Employment Agreement dated August 20, 2008 (and effective as of January 14, 2008), between MISCOR Group, Ltd., and Richard A. Tamborski

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MISCOR Group, Ltd.
Date: August 26, 2008

	By:	/s/ Richard J. Mullin
Printed Name: Richard J. Mullin
Title: Vice President, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Employment Agreement dated August 20, 2008 (and effective as of January 14, 2008), between MISCOR Group, Ltd., and Richard A. Tamborski